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                                                             Exhibit 99.(d)(iv)

                         EXPENSE REIMBURSEMENT AGREEMENT

         THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of October 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Municipal Income Fund, Inc. with respect to the Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, and Lord Abbett Washington Tax-Free Income Fund (each a "Fund")

         In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

         1. With respect to each of the Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, and Lord Abbett Texas Tax-Free Income Fund, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Funds, and (b) one hundred and five basis points (1.05%) for Class P shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 4 below.

         2. With respect to each of the Lord Abbett California Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, and Lord Abbett Washington Tax-Free Income Funds, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Funds, (b) one hundred and sixty basis points (1.60%) for Class C shares of the Funds, and (c) one hundred and five basis points (1.05%) for Class P shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 4 below.

         3. With respect to the Lord Abbett National Tax-Free Income Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Fund, (b) one hundred and sixty basis points (1.60%) for Class B shares of the Fund, (c) one hundred and sixty basis points (1.60%) for Class C shares of the Fund, and (d) one hundred and five basis points (1.05%) for Class P shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

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         4.   Lord Abbett's commitment described in paragraphs 1, 2 and 3 will be effective from October 1, 2005 through September 30, 2006.

         IN WITNESS WHEREOF, Lord Abbett and the Municipal Income Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                 LORD ABBETT MUNICIPAL INCOME FUND, INC.


                                 By:   /s/ Christina T. Simmons
                                       ------------------------
                                       Christina T. Simmons
                                       Vice President and Assistant Secretary


                                 LORD, ABBETT & CO. LLC


                                 By:   /s/ Lawrence H. Kaplan
                                       ----------------------
                                       Lawrence H. Kaplan
                                       Member and General Counsel

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